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                                  EXHIBIT 12

                            AMSOUTH BANCORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                                 Year Ended December 31,
                                                Three Months Ended  ------------------------------------------------
                                                  March 31, 1996      1995      1994      1993      1992      1991
                                                ------------------  --------  --------  --------  --------  --------
EARNINGS
Net income                                          $ 47,163        $174,955  $127,290  $146,720  $116,593  $ 89,226
Applicable income taxes                               27,669         100,222    66,050    71,843    47,977    31,785
Fixed charges excluding interest on deposits          43,886         142,506   127,043    70,651    56,570    72,658
                                                    --------        --------  --------  --------  --------  --------
Earnings excluding interest on deposits              118,718         417,683   320,383   289,214   221,140   193,669
Interest on deposits                                 132,986         549,470   368,961   280,854   295,977   423,175
                                                    --------        --------  --------  --------  --------  --------
Earnings including interest on deposits             $251,704        $967,153  $689,344  $570,068  $517,117  $616,844
                                                    ========        ========  ========  ========  ========  ========

FIXED CHARGES
Interest on indebtedness                            $ 40,673        $129,926  $111,453  $ 58,472  $ 45,729  $ 63,673
Amortization of debt costs and interest
  component of rental payments                         3,213          12,580    15,590    12,179    10,841     8,985
                                                    --------        --------  --------  --------  --------  --------
Fixed charges excluding interest on deposits          43,886         142,506   127,043    70,651    56,570    72,658
Interest on deposits                                 132,986         549,470   368,961   280,854   295,977   423,175
                                                    --------        --------  --------  --------  --------  --------
Fixed charges including interest on deposits        $176,872        $691,976  $496,004  $351,505  $352,547  $495,833
                                                    ========        ========  ========  ========  ========  ========

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                          2.71x           2.93x     2.52x     4.09x     3.91x     2.67x
Including interest on deposits                          1.42            1.40      1.39      1.62      1.47      1.24

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